UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

     CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 27, 2006

(Date of earliest event reported)

Atlas Air Worldwide Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 701-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
Signatures
Exhibit Index

Item 1.01 Entry into a Material Definitive Agreement

     At the annual meeting of stockholders of Atlas Air Worldwide Holdings, Inc. (the “Company”) held on June 27, 2006 (“Annual Meeting”), the Company’s stockholders approved the Company's 2006 Annual Incentive Plan for Senior Executives (the “Plan”).

     The Plan replaces the 2005 Annual Incentive Plan for Senior Executives, which expired on December 31, 2005, and provides, among other things, for the payment of incentive awards primarily in the form of cash and contains provisions that protect the Company’s ability to take a tax deduction for performance-based awards made under the Plan, or under the Company's 2004 Long Term Incentive and Share Award Plan, in conformance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, and related regulations, in case certain executive officers who are awardees individually have more than $1 million of compensation in any one year. Section 162(m) of the Code limits the deductibility of certain compensation in excess of $1 million per year paid to “covered employees,” defined as the Company's Chief Executive Officer and four other most highly-compensated executive officers.

     The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Board”). The Plan’s participants include the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents of the Company (currently five persons). All eligible employees will be eligible to participate in the Plan if they are employed as eligible employees as of the first day of the plan year. An individual who becomes an eligible employee during a plan year will participate immediately, but only with respect to base salary earned on and after the date he or she first becomes an eligible employee, except as the Company's Compensation Committee may determine in its sole discretion to allow exceptions (e.g., the consideration of base salary on an annualized basis).

     For each plan year, each participant will be entitled to receive a cash payment under the Plan based upon the Company’s achievement of its financial goal. The Company meeting its financial goal is a prerequisite to any payment being made under the Plan. The financial goal will be established each year by the Compensation Committee and shall relate to one or more established performance measures.

     The Compensation Committee may, in its sole discretion, reduce the award otherwise payable to a participant as a result of the Company’s achievement of the established financial goal to reflect the participant’s individual performance, which will be measured against pre-determined objectives approved by the Compensation Committee, or to reflect other performance goals established by the Compensation Committee.

     Participants other than the Chief Executive Officer have a maximum bonus opportunity of 100% of annual base salary earned in the plan year. For the Chief Executive Officer the maximum bonus opportunity is 160% of base annual salary earned in the plan year.

     The foregoing summary is qualified in its entirety by the full text of the Plan, which will be filed as an exhibit to the Company's periodic report relating to the period in which the Plan was approved.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

     On June 27, 2006 the Board adopted certain ministerial changes to Sections 4, 5, and 6 of Article VI of the Company's Bylaws. The revisions clarify that the Audit, Compensation, and Nominating and Governance Committees of the Board will consist solely of independent directors as defined by the rules of the Nasdaq Stock Market. The amendments also clarify that the corporate governance function of the Board, although previously performed by the Audit and Governance Committee, is now within the purview of the Nominating and Governance Committee. The changes to the Bylaws are effective as of June 27, 2006.

     The foregoing summary is qualified in its entirety by the full text of the Bylaws that are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 8.01 Other Events

     Since the Company is again a timely filer of periodic reports with the Securities and Exchange Commission (“SEC”), effective June 27, 2006, the Company will discontinue its practice of filing with the SEC, and releasing publicly, monthly preliminary system statistics and traffic results of the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Atlas Air Worldwide Holdings, Inc. as of
June 27, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

Dated:	June 30, 2006	By:	/s/ John W. Dietrich

		Name:	John W. Dietrich
		Title:	Senior Vice President, General Counsel,
Secretary and Chief Human Resources
Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Atlas Air Worldwide Holdings, Inc. as of
June 27, 2006